UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2011

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On July 1, 2011, the Compensation and Benefits Committee of the Company's Board of Directors completed its annual review of the Company's performance based and long-term incentive compensation for named executive officers of the Company. The Company's Board of Directors reviewed the Committee's recommendations and approved the following cash bonus and long-term incentive compensation for each of the Company's named executive officers as follows:

The Company's President and Chief Executive Officer, Eric R. Ridenour, was granted a cash bonus of $390,000, was granted 88,541 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 125,000 shares of common stock at an exercise price of $2.40 per share with a term of ten years under the Company's 2002 Equity Incentive Plan.

The Company's Secretary, Treasurer and Chief Financial Officer, Donald A. French, was granted a cash bonus of $110,000, was granted 39,843 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 56,250 shares of common stock at an exercise price of $2.40 per share with a term of ten years under the Company's 2002 Equity Incentive Plan.

The Company's Senior Vice President of Operations, Ronald M. Burton, was granted a cash bonus of $66,000, was granted 28,500 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 40,235 shares of common stock at an exercise price of $2.40 per share with a term of ten years under the Company's 2002 Equity Incentive Plan.

The Company's Vice President of Engineering, Jon Lutz, was granted a cash bonus of $38,000, was granted 20,729 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 29,264 shares of common stock at an exercise price of $2.40 per share with a term of ten years under the Company's 2002 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: July 6, 2011	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer